Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Declares Dividend and Appoints Officers

VALLEY COTTAGE, NY—October 24, 2019—CreditRiskMonitor (OTCBB: CRMZ) announced that its Board of Directors today declared a dividend of $0.05 per outstanding share of its common stock. The dividend will be payable on December 2, 2019 to shareholders of record of the Company at the close of business on November 14, 2019. Additionally, the Board elected Michael Flum as Senior Vice President and Chief Operating Officer and Jonathan Levy as Senior Vice President, Secretary and General Counsel. Both of these appointments are effective immediately.

Prior to joining the Company in 2018, Mr. Flum was Vice President of Operations at Gullett & Associates, Inc., a Houston-based oil & gas survey and drafting services firm, since January 2016. From 2009 to 2016, Mr. Flum was employed by Enterprise Products Partners L.P., a Houston-based oil & gas midstream owner/operator, holding various engineering and project management positions. During his time as a Project Manager there, he successfully completed pipeline and plant projects totaling over $1.3 billion. Mr. Flum is the son of Jerome S. Flum, the Company’s Chief Executive Officer, and the brother of Joshua Flum, a Director.

Mr. Levy joined the Company as General Counsel in September 2019 and has over 25 years’ experience as a corporate, commercial and transactional attorney working for both law firms and corporations.

Richard James, who has served on the Company’s Board of Directors since 1992, has notified the Company that he is retiring due to health reasons, also effective immediately. The Company expresses its deep gratitude to Mr. James for his more than twenty-seven years of service.

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus, such as Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects a significant amount of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.